Exhibit 99.1

                 Newpark Resources Sees Loss in Fourth Quarter;
                              Sets Conference Call

    METAIRIE, La., Feb. 5 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced that it expects to report a loss of approximately $3.2 million, equal to $0.04 per share, on $94.0 million in revenue during the fourth quarter ended December 31, 2003. The company anticipates break-even results for the full-year 2003.

    Commenting on fourth quarter operations, James D. Cole, Newpark's chairman and CEO said: "The continuing weakness in U.S. Gulf Coast activity negatively impacted all segments of the business for most of the fourth quarter.
However, a recent upturn in major projects in the drilling fluids business produced a sharp upturn in December revenues and marked a new single-month high for that business unit. The customer activity that produced the December improvement has been sustained thus far in 2004, and from the advance planning that customers are conducting with our operating staff, we believe that the increased activity will continue."

    Major items occurring in the Company's fourth quarter that contributed approximately $2.9 million to the anticipated loss for the quarter, quoted above, included additional bad debt reserves, principally due to adverse developments in the bankruptcy of a Canadian customer; higher litigation and related settlement costs; increased health insurance costs, costs associated with the move of the Company's Houston barite grinding plant to a new facility and a substantially higher than usual tax rate for the period due to the level of nondeductible expenses for the year.

    Newpark plans to release fourth quarter and year-end results on February 25th after the close of the markets with a conference call at 10:30 AM EST the following day. That call will be webcast and can be accessed from the Investor Relations page of the Company's web site at "www.newpark.com ."

    Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry.


    The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, reference is made to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), and to the section entitled "Forward Looking Statements" on page 17 of that Prospectus. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, and rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at www.sec.gov , as well as through our Website, www.newpark.com .



SOURCE  Newpark Resources, Inc.
    -0-                             02/05/2004
    /CONTACT: Matthew W. Hardey, Vice President of Finance of Newpark Resources, Inc., +1-504-838-8222/
    /Web site:  http://www.sec.gov /
    /Web site:  http://www.newpark.com /
    (NR)

CO:  Newpark Resources, Inc.
ST:  Louisiana
IN:  OIL
SU:  ERP CCA MAV